UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant  X             Filed by a party other than the Registrant ___

Check the appropriate box:
 __    Preliminary Proxy Statement
 __    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
_X    Definitive Proxy Statement
__     Definitive Additional Materials
 __    Soliciting Material Pursuant to '240.14a-12

U.S. Energy Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
X     No fee required.
__       Fee computed on table below per Exchange Act Rules 14a-6(I)(1) and 0-11.
              1)  Title of each class of securities to which transaction applies:
              2)  Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

              4)  Proposed maximum aggregate value of transaction:
              5)  Total fee paid:

U.S. ENERGY CORP.
Minerals Plaza, Glen L. Larsen Building
877 North 8th West
Riverton, Wyoming 82501
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Notice of Annual Meeting of Shareholders
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We are pleased to give you notice of our Annual Meeting of Shareholders:

Date:                Friday, July 22, 2005

Time:                10:00 AM MDT

Place:               877 North 8th West, Riverton, Wyoming 82501

Purpose:	-	Elect three directors to serve until the third succeeding annual meeting of shareholders, and until their successors have been duly elected or appointed and qualified;

-    Ratify appointment of the independent auditor; and

-    Transact any other business that may properly come before the meeting.

Record Date:    May 31, 2005. The stock transfer books will not be closed.

Your vote is important. Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. We appreciate your cooperation.

                                                                         By Order of the Board of Directors

Dated: June 17, 2005                                                                                                                              Daniel P. Svilar, Secretary

Information About Attending the Annual Meeting

Only shareholders of record on May 31, 2005 may vote at the meeting. Only shareholders of record, and beneficial owners on the record date, may attend the meeting. If you plan to attend the meeting, please bring personal identification and proof of ownership if your shares are held in "street name" (i.e., your shares are held of record by brokers, banks or other institutions). Proof of ownership means a letter or statement from your broker showing your ownership of shares on the record date.

A list of shareholders entitled to vote at the meeting will be available for inspection by any record shareholder at the Company's principal executive offices in Riverton, Wyoming. The inspection period begins two days after the date this Notice is mailed and ends at the conclusion of the meeting.

U.S. ENERGY CORP.

Minerals Plaza, Glen L. Larsen Building
877 North 8th West
Riverton, Wyoming 82501

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
ON FRIDAY, JULY 22, 2005

The Annual Report to Shareholders for the fiscal year ended December 31, 2004 is mailed to shareholders together with these proxy materials on or about June 17, 2005. The proxy materials consist of this proxy statement and notice of annual meeting, the Annual Report, and the Audit Committee Certification.

This proxy statement is provided in connection with a solicitation of proxies by the board of directors of U.S. Energy Corp. for the annual meeting of shareholders (the "meeting") to be held on Friday, July 22, 2005 and at any adjournments of the meeting.

Who Can Vote

If you held any shares of common stock on the record date (May 31, 2005), then you will be entitled to vote at the meeting. If you held stock in your own name, you may vote directly. If you own stock beneficially but in the record name (street name) of an institution, you may instruct the record holder how to vote when the record holder contacts you about voting and gives you the proxy materials.

Common Stock Outstanding on the Record Date: 16,095,664 Shares

Quorum and Voting Rights

A quorum for the meeting will exist if a majority of the voting power of the shareholders is present at the meeting, in person or represented by properly executed proxy delivered to us prior to the meeting. Shares of common stock present at the meeting that abstain from voting, or that are the subject of broker non-votes, will be counted as present for determining a quorum. A broker non-vote occurs when a nominee holding stock in street name or otherwise for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

You are entitled to one vote for each share of U.S. Energy Corp. common stock you hold, except that in the election of directors you may cumulate your votes. Cumulative voting generally allows each holder of shares of common stock to multiply the number of shares owned by the number of directors being elected, and to distribute the resulting number of votes among nominees in any proportion that the holder chooses. Nominees in number equal to the seats to be filled, who receive a plurality of votes cast, are elected. If you abstain from voting, your shares will not be counted for or against any director.

Any other matter which properly comes before the meeting would be approved if the number of votes cast in favor exceed the number of votes opposed, unless Wyoming law requires a different approval ratio.

Abstentions and broker non-votes will have no effect on the election of directors. Abstentions as to all other matters which properly may come before the meeting will be counted as votes against those matters. Broker non-votes as to all other matters will not be counted as votes for or against, and will not be included in calculating the number of votes necessary for approval of these matters.

How Your Proxy Will Be Voted; Recommendation of the Board

The board of directors is soliciting a proxy in the enclosed form to provide you with the opportunity to vote on all matters scheduled to come before the meeting, whether or not you attend in person.

The board of directors recommends you vote in favor of the nominees for directors, and in favor of ratifying management's re-appointment of the audit firm.

Granting Your Proxy

If you sign properly and return the enclosed form of proxy, your shares will be voted as you specify. If you make no specifications, your proxy will be voted in favor of all proposals.

We expect no matters to be presented for action at the meeting other than the items described in this proxy statement. However, as permitted by SEC rule 14a-4(c), the enclosed proxy will confer discretionary authority with respect to any other matter that may properly come before the meeting, including any matter of which we did not have notice at least 45 days before the date of mailing proxy materials for last year's meeting. The persons named as proxies intend to vote in accordance with their judgment on any matters that may properly come before the meeting.

Revoking Your Proxy

If you submit a proxy, you may revoke it later or submit a revised proxy at any time before it is voted. You also may attend the meeting in person and vote by ballot, which would cancel any proxy you previously submitted.

Proxy Solicitation

We will pay all expenses of soliciting proxies for the meeting. In addition to solicitations by mail, arrangements have been made for brokers and nominees to send proxy materials to their principals, and we will reimburse them for their reasonable expenses. We have not hired a solicitation firm for the meeting. Our employees and directors will solicit proxies by telephone or other means, if necessary; these people will not be paid for these services.

Requirement and Deadlines for Shareholders to Submit Proxy Proposals

Generally, we hold the annual meeting on the first Friday of each June. Under the rules of the SEC, if a shareholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our Annual Meeting of Shareholders to be held in June 2006, the proposal must be received by us in writing at least 150 calendar days in advance of the meeting date (which would be approximately 120 days in advance of the mailing date), at U.S. Energy Corp., 877 North 8th West, Riverton, Wyoming 82501; Attention: Daniel P. Svilar, Secretary.

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Corporate Governance, Audit Committee, Compensation Committee and Nominating Committee

Meetings of the Board. The board of directors, which held eight formal meetings and two unanimous consent meeting in 2004, has primary responsibility for directing management of the business. The board currently consists of seven members. All members attended at least eight of the meetings, except Mr. Michael T. Anderson who missed four meetings.  Mr. Anderson also is a member of the Audit Committee and the Compensation Committee. The board conferred informally on several other occasions during the fiscal year. From time to time the directors also approve various matters by consent minutes without conducting formal meetings.

Attendance by Directors at Annual Meetings. Although most of the directors attend annual meetings of shareholders, we do not require such attendance. All of the directors attended the 2004 annual meeting of shareholders either in person or on the telephone, and the regular meeting of the board of directors following the 2004 annual meeting of shareholders.

Communications from Security Holders to the Board of Directors. Security holders may send communications to the board of directors, by addressing their communications to Keith G. Larsen, President and a director, or John L. Larsen, Chief Executive Office and a director, at 877 N. 8th W., Riverton, Wyoming 82501. The independent directors have established a process for collecting and organizing communications from security holders. Pursuant to this process, Keith and John Larsen will determine which of the communications address matters of substance and which should be considered by all directors, and will send those communications to all the directors for their consideration.

Audit Committee. To provide effective direction and review of fiscal matters, the board has established an audit committee. The audit committee has the responsibility of reviewing our financial statements, exercising general oversight of the integrity and reliability of our accounting and financial reporting practices, and monitoring the effectiveness of our internal control systems. The audit committee also recommends selection of an auditing firm and exercises general oversight of the activities of our independent auditors, principal financial and accounting officers and employees and related matters. The members of the audit committee are Don Anderson, H. Russell Fraser, Michael Anderson, and Michael H. Feinstein, all of whom are independent directors under criteria established by rule 4200(a)(15) adopted by the National Association of Securities Dealers, Inc. ("NASD").

The board of directors has determined that Michael T. Anderson and Michael Feinstein both are audit committee financial experts as defined in rule 401(h) of the SEC's regulation S-K.

The audit committee has reviewed our financial statements for the twelve months ended December 31, 2004 and discussed them with management. The committee also discussed with the independent audit firm the various matters required to be so discussed in SAS 63 (Codification of Statements on Auditing Standards, AU 380). Based on the foregoing, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the twelve months ended December 31, 2004, which was filed with the Securities and Exchange Commission on April 15, 2005.

The audit committee has adopted a written charter, a copy of which was included in the proxy statement for the June 2003 Annual Meeting (a copy will be next included with proxy materials for the 2006 Annual Meeting).

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Compensation Committee. The Company has a compensation committee, whose members are Michael H. Feinstein and Michael T. Anderson, who are independent under criteria established by the NASD. This committee met formally on one occasion during the twelve months ended December 31, 2004, and discussed compensation matters informally several times throughout the fiscal year.

The compensation committee reviews and recommends to the board of directors compensation packages for the officers of U.S. Energy Corp. and subsidiaries (but not Crested Corp. which has its own compensation committee). The committee takes into account the need for different types of executives (administrative, financial, engineering, etc.), and the pay arrangements which corporations of similar size have adopted in our industry on both the national and local levels. Items considered include the experience of and contribution made (or to be made for new hires or promotions) by each person, and the methods of paying them (principally salary and stock options). In addition, the compensation committee reviews and recommends to the board of directors the granting of stock options to non-executive employees.

Compensation packages for the executive officers are approved by vote of the independent directors.

Executive Committee. The executive committee members are Keith G. Larsen, John L. Larsen, Harold F. Herron and H. Russell Fraser. This committee helps implement the board of directors' overall directives as necessary. This committee usually does not conduct formal meetings (none were held in 2004).

Nominating Committee and Nominating Process. When needed as determined by the board of directors, the nominating committee considers and recommends to the board of directors individuals who may be suitable to be nominated to serve as directors. H. Russell Fraser and Don Anderson are the nominating committee members; they are independent under criteria established by the NASD.

The nominating committee has adopted a written charter regarding the Company's director nomination process, a copy of which was included in the proxy statement for the June 2004 Annual Meeting (a copy will be next included with proxy materials for the 2007 Annual Meeting). This charter is not available on the company's website, but copies are available on request (without charge) addressed to Daniel P. Svilar, Secretary, U.S. Energy Corp., 877 North 8th West, Riverton, Wyoming 82501.

Pursuant to its charter, the nominating committee has adopted a policy for consideration of any director candidates recommended by security holders, and may (or may not) recommend to the board of directors that candidate(s) be put on an Annual Meeting election slate and identified in the Company's proxy statement, if:

•	At least 150 calendar days before the meeting date, the security holder requests in writing that the nominating committee consider an individual for inclusion as a director nominee in the next proxy statement for an Annual Meeting. The security holder must identify the individual and provide background information about the individual sufficient for the committee to evaluate the suggested nominee's credentials. Such requests should be addressed to Keith G. Larsen, President, or John L. Larsen, Chief Executive Officer, who will forward the requests to the nominating committee.

•	The candidate meets certain specific minimum qualifications: Substantial experience in top or mid-level management (or serving as a director) of public mineral exploration companies, with particular emphasis on understanding and evaluating mineral properties for either financing, exploration and development, or joint venturing with industry partners; contacts with mining or oil and gas industry companies to develop strategic partnerships or investments with the Company; and the ability to understand and analyze complex financial statements. A security holder-recommended candidate also will have to possess a good business and personal background, which the nominating committee will independently verify. These same categories of qualifications will be used by the nominating

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committee in considering any nominee candidate, whether recommended by a security holder, an officer, or another director.

•	Although all security holder-recommended candidates, and all candidates recommended by another director or by an officer, will be evaluated by the nominating committee in good faith, the full board of directors, by majority vote, will make the final decision whether to include an individual on an Annual Meeting election slate and identified in the proxy statement for that Annual Meeting.

•	For the 2005 Annual Meeting, or for the following Annual Meeting, the nominating committee has not received a request from any security holder for consideration of a nominee candidate.

All three of the director nominees for election at the 2005 Annual Meeting are incumbent directors standing for re-election, except for Michael H. Feinstein, who was appointed by the board of directors in September 2004.

Management Cost Apportionment Committee, established by USE and Crested in 1982, reviews the apportionment of costs between USE and Crested. John L. Larsen and Robert Scott Lorimer are members of this committee.

Principal Holders of Voting Securities of the Company
And Ownership by Officers and Directors

The following is a list of all record holders who, as of the record date for this Annual Meeting, beneficially owned more than 5% of the outstanding shares of common stock, and the outstanding common stock beneficially held by each director and nominee, and each officer, and by all officers and directors as a group, as reported in filings with the SEC, or as otherwise known to us. This list includes shares held by Mark J. Larsen, an officer and director of a subsidiary, but not an officer or director of the Company. Beneficial ownership includes the shares underlying presently exercisable options.

Except as otherwise noted, each holder exercises the sole voting and dispositive powers over the shares listed opposite the holder's name, excluding shares subject to forfeiture and those held in ESOP accounts established for the employee's benefit. Dispositive powers over the forfeitable shares held by employees who are not officers, and by non-employee directors ("Forfeitable Shares") are shared by the Company's board of directors. Voting and dispositive powers over Forfeitable Shares held by the Company's five executive officers ("Officers' Forfeitable Shares") are shared by the Company's non-employee directors (Messrs. Anderson, Feinstein, Anderson, and Fraser). The ESOP Trustees (John L. Larsen and Harold F. Herron) exercise voting powers over non-allocated ESOP shares and dispositive powers over all ESOP shares. It should be noted that voting and dispositive powers over certain shares are shared by one or more of the listed holders. Such securities are reported opposite each holder having a shared interest therein.

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	Amount and Nature of Beneficial Ownership				Total
Name and address	Voting Rights		Dispositive Rights		Beneficial	Percent
of beneficial owner	Sole	Shared	Sole	Shared	Ownership	of Class (1)

John L. Larsen*(2)	1,110,073	968,726	1,110,073	1,407,865	2,640,458	16.4%
201 Hill Street
Riverton, WY 82501

Keith G. Larsen*(3)	784,189	820,415	733,174	835,595	1,605,924	10.0%
4045 Valley Green Cir.
Riverton, WY 82501

Harold F. Herron*(4)	376,343	973,226	350,645	1,407,865	1,800,978	11.2%
877 N. 8th W.
Riverton, WY 82501

Don C. Anderson*(5)	142,911	420,720	142,911	443,400	586,311	3.6%
P. O. Box 680
Midway, UT 84049

Michael H. Feinstein*(6)	476	420,720	476	443,400	443,876	2.8%
5309 East Paradise Lane
Scottsdale, AZ 85254

H. Russell Fraser*(7)	121,356	422,020	121,356	444,700	566,056	3.5%
3453 Southfork Road
Cody, WY 82414

Michael T. Anderson*(8)	52,405	420,720	52,405	443,400	495,805	3.1%
933 Main Street
Lander, WY 82520

Daniel P. Svilar**(9)	636,338	818,915	636,338	817,915	1,566,933	9.7%
580 S. Indiana Street
Hudson, WY 82515

R. Scott Lorimer**(10)	564,620	812,915	505,481	812,915	1,452,655	9.0%
11 Korrel Court
Riverton, WY 82501

Mark J. Larsen**(11)	453,618	4,600	416,184	-0-	453,618	2.8%
513 Westchester Cir.
Riverton, WY 82501

All officers and
directors as a group
(ten persons)(12)	4,242,329	1,413,346	4,069,043	1,834,885	6,077,214	37.8%

* Director
** Officer (Mr. Mark Larsen is president of the Company's majority-owned subsidiary Rocky Mountain Gas, Inc. but he is not an officer of the Company).

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(1) Percent of class is computed by dividing the number of shares beneficially owned plus any options held by the reporting person, by the number of shares outstanding plus the shares underlying options held by that person.

(2) Mr. John L. Larsen exercises sole voting powers over 426,513 shares contributed to a family limited partnership, 500 shares held in a street name account for his benefit, 64,160 shares held in an Individual Retirement Account ("IRA") established for his benefit, and 618,900 shares underlying options. He exercises shared voting rights over 155,811 shares held by the ESOP, which have not been allocated to accounts established for specific beneficiaries, and shares held by corporations of which Mr. Larsen is a director consisting of 512,359 shares held by Crested Corp. ("Crested"), 125,556 shares held by Plateau Resources Limited ("Plateau"), and 175,000 shares held by Sutter Gold Mining Inc. ("SGMI"). Mr. Larsen shares the voting rights over such shares with the other directors of those corporations. Mr. Larsen shares voting powers over the unallocated ESOP shares in his capacity as an ESOP Trustee with the other ESOP Trustees. Shares over which sole dispositive rights are exercised consist of 426,513 directly owned shares, 500 shares held in street name, 64,160 shares held in his IRA, and the 618,900 shares underlying options. Shared dispositive powers are exercised over 572,270 shares held by the ESOP, 22,680 Forfeitable Shares, 512,359 shares held by Crested, 125,556 shares held by Plateau and 175,000 shares held by SGMI. The shares listed under "Total Beneficial Ownership" also include 145,200 Officers' Forfeitable Shares.

(3) Mr. Keith Larsen exercises sole voting rights over 62,539 directly held shares, 7,500 shares as custodian over shares held for his minor children under the Wyoming Uniform Transfers to Minors Act (the "Custodial Shares"), 51,015 shares held in an ESOP account established for his benefit, 663,135 shares underlying options. He exercises shared voting rights over 7,500 shares held directly by his minor children and shares held by corporations of which Mr. Larsen is a director consisting of 512,359 shares held by Crested, 125,556 shares held by Plateau, and 175,000 shares held by Sutter. Mr. Larsen shares the voting rights over such shares with the other directors of those corporations. Mr. Keith Larsen exercises sole dispositive rights over 62,539 directly held shares, 7,500 Custodial shares, and 663,135 shares underlying options. He exercises shared dispositive rights over 22,680 Forfeitable Shares 512,359 shares held by Crested, 125,556 shares held by Plateau and 175,000 shares held by SGMI. The shares listed under "Total Beneficial Ownership" also include 8,820 Officers' Forfeitable Shares.

(4) Mr. Herron exercises sole voting powers over 86,141 directly owned shares, 11,000 shares held in an IRA established for his benefit, 4,500 Custodial Shares, 249,004 shares underlying options, and 25,698 shares held in the ESOP account established for his benefit. Shared voting powers are exercised over 4,500 Custodial shares, 155,811 shares held by the ESOP which have not been allocated to accounts established for specific beneficiaries, 512,359 shares held by Crested, 125,556 shares held by Plateau, and 175,000 shares held by Sutter. Sole dispositive powers are exercised over 86,141 directly held shares, 11,000 shares held in his IRA, 4,500 Custodial Shares and 249,004 shares underlying options. Mr. Herron exercises shared dispositive rights over 572,270 shares held by the ESOP, 512,359 shares held by Crested, 125,556 shares held by Plateau and 175,000 shares held by SGMI, and 22,680 Forfeitable Shares. Mr. Herron exercises shared dispositive and voting powers over the shares held by Crested, Sutter and Plateau as a director of those companies with the other directors of those companies and over the ESOP shares in his capacity as an ESOP Trustee with the other ESOP Trustees. The shares listed under "Total Beneficial Ownership" also include 39,450 Officers' Forfeitable Shares.

(5) Mr. Don Anderson exercises sole voting powers over 37,356 directly held shares, 3,055 shares held in an IRA established for his benefit, and 102,500 shares underlying options. He exercises shared voting powers over 420,720 Officers' Forfeitable Shares. Mr. Anderson exercises dispositive power over 37,356 directly held shares, 3,055 IRA shares, and 102,500 shares underlying his options. He exercises shared dispositive powers over the 22,680 Forfeitable Shares and 420,720 Officers' Forfeitable Shares.

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(6) Mr. Feinstein exercises sole voting rights over 476 directly held shares. He exercises shared voting powers over 420,720 Officers’ Forfeitable Shares. Mr. Feinstein exercises sole dispositive rights over 476 directly held shares. He exercises shared dispositive powers over the 22,680 Forfeitable Shares and 420,720 Officers’ Forfeitable Shares.

(7) Mr. Fraser exercises sole voting rights over 13,856 directly held shares, 4,000 shares held in an IRA for his benefit, 1,000 shares held in a street name account for his benefit and 102,500 shares underlying options. He exercises shared voting rights over 1,300 shares held directly by his wife and 420,720 Officers' Forfeitable Shares. Mr. Fraser exercises sole dispositive rights over 13,856 directly held shares, 4,000 IRA shares, 1,000 held in a street name account for his benefit and 102,500 shares underlying his options. He exercises shared dispositive powers over 1,300 wife's shares, 22,680 Forfeitable Shares, and 420,720 Officers' Forfeitable Shares.

(8) Mr. Mike Anderson exercises sole voting rights over 2,405 directly owned shares and 50,000 shares underlying his options. He exercises shared voting powers over 420,720 Officers' Forfeitable Shares. He exercises sole dispositive rights over 2,405 directly owned shares and 50,000 shares underlying his options. He exercises shared dispositive powers over the 22,680 Forfeitable Shares and 420,720 Officers' Forfeitable Shares.

(9) Mr. Svilar exercises sole voting powers over 87,439 directly owned shares, 2,125 shares held in joint tenancy with his wife, 26,244 shares held in an IRA established for his benefit, 630 shares held in a street name account established for his benefit, 1,000 Custodial Shares, and 518,900 shares underlying options. He exercises shared voting over 512,359 shares held by Crested 125,556 shares held by Plateau, and 175,000 shares held by SGMI, 1,000 Custodial shares and 5,000 shares held by a private corporation of which he is a director and officer. He exercises sole dispositive power over 87,439 directly held shares, 2,125 joint tenancy shares, 26,244 IRA shares, 630 street name shares, 1,000 Custodial Shares, and 518,900 shares underlying his options. Mr. Svilar exercises shared dispositive rights over 512,359 shares held by Crested, 125,556 shares held by Plateau, 175,000 shares held by SGMI, and 5,000 shares held by a private corporation of which he is a director and officer. The shares listed under "Total Beneficial Ownership" also include 112,680 Officers' Forfeitable Shares.

(10) Mr. Lorimer exercises sole voting rights over 107,474 directly held shares, 59,139 shares held in the ESOP account established for his benefit, and 398,007 shares underlying options. He exercises shared voting over 512,359 shares held by Crested, 125,556 shares held by Plateau, and 175,000 shares held by SGMI. He exercises sole dispositive rights over 107,474 directly held shares, and 398,007 shares underlying options. Mr. Lorimer exercises shared dispositive rights over 512,359 shares held by Crested, 125,556 shares held by Plateau and 175,000 shares held by SGMI. The shares listed under "Total Beneficial Ownership" also include 75,120 Officers' Forfeitable Shares.

(11) Mr. Mark Larsen is listed in the table because he is president of Rocky Mountain Gas, Inc. ("RMG"), a majority-owned subsidiary of the Company through which the Company conducts its primary business. He exercises sole voting over 20,554 shares held directly, 4,600 Custodial Shares, 37,434 shares held in the ESOP account established for his benefit, and 391,030 shares underlying options. He exercises shared voting rights over 4,600 Custodial shares. Mr. Larsen exercises sole dispositive rights over 20,554 shares held directly, 4,600 Custodial shares, and 391,030 shares underlying his options.

           (12) The group exercises sole voting rights over 844,753 directly held shares, 3,125 shares held in joint tenancy, 108,459 shares held in IRAs, 1,130 shares held in street name, 17,600 Custodial Shares, 173,286 ESOP shares and 3,093,976 shares underlying options. Shared voting rights are exercised over 1,300 shares held in IRA accounts for spouses, 17,600 shares held by minor children, 420,720 Officers' Forfeitable Shares, 155,811

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shares held in the ESOP which are not allocated to plan participants, 512,359 shares held by Crested, 125,556 shares held by Plateau, 175,000 shares held by SGMI, and 5,000 shares held by private corporations. The sole dispositive shares consist of 844,753 directly held shares, 3,125 shares held in joint tenancy, 108,459 shares held in IRAs, 1,130 shares held in street name, 17,600 Custodial Shares, and 3,093,976 shares underlying options. The group exercises shared dispositive rights over 1,300 shares held in IRA accounts for spouses, 572,270 shares held in the ESOP, 512,359 shares held by Crested, 125,556 shares held by Plateau, 175,000 shares held by SGMI, 5,000 shares held by private corporations, 22,680 Forfeitable Shares, and 420,720 Officers' Forfeitable Shares.

Proposal One - Election of Directors

The directors are divided into three classes, each consisting of two persons so far as practicable, to be elected until the third succeeding annual meeting and until their successors have been duly elected or appointed and qualified or until death, resignation or removal. The terms of directors Keith Larsen, Michael Feinstein, and Don Anderson expire at the July 2005 meeting and they have been nominated for re-election. Current directors are:

	Other		Meeting at
Name, age and	positions with	Director	which term
designation	with the company	since	will expire

John L. Larsen (74)	Chairman and CEO	1966	2006
(continuing director)			Annual Meeting

Keith G. Larsen (46)	President and COO	1997	2006
(continuing director)			Annual Meeting

Harold F. Herron (52)	Senior Vice President	1989	2007
(continuing director)			Annual Meeting

Don C. Anderson (77)		1990	2005
(nominee)			Annual Meeting

Michael H. Feinstein (69)		2004	2005
(nominee)			Annual Meeting

H. Russell Fraser (63)		1996	2005
(nominee)			Annual Meeting

Mike Anderson (53)		2003	2007
(continuing director)			Annual Meeting

It is recommended that the shareholders vote for the election of Don C. Anderson, Michael J. Feinstein and H. Russell Fraser.

Executive officers are elected by the board of directors at the annual directors' meeting, which follows each Annual Shareholders' Meeting, to serve until the officer's successor has been duly elected and qualified, or until death, resignation or removal.

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Family Relationships.

Keith G. Larsen, a director, President and COO, and Mark J. Larsen, President of Rocky Mountain Gas, Inc., are sons of John L. Larsen, Chairman, CEO and a principal shareholder. Harold F. Herron, a director and Senior Vice-President, is a former son-in-law of John L. Larsen. There are no other family relationships among the executive officers or directors of the Company.

Business Experience and Other Directorships of Directors and Nominees.

John L. Larsen has been principally employed as an officer and director of the Company and Crested Corp. for more than the past five years. Mr. Larsen is the Chairman of the Board and Chief Executive Officer. He is also the Chairman and a director of Crested, an affiliate of the Company. Crested has registered equity securities under the Securities Exchange Act of 1934 (the "Exchange Act"). Mr. Larsen is Chief Executive Officer and Chairman of the board of directors of Plateau Resources, Limited and President and a director of Sutter Gold Mining Inc., and he is a director of Rocky Mountain Gas, Inc. and Yellow Stone Fuels Corp.

Keith G. Larsen has been principally employed by the Company and Crested for more than the past five years. He has been a director of the Company and its President and Chief Operating Officer since November 25, 1997. Mr. Larsen is also the Chief Executive Officer and a director of Rocky Mountain Gas, Inc. and is a director of Crested.

Harold F. Herron has been the Company's Vice-President since January 1989, and now is Senior Vice President. Mr. Herron is President and a director of Plateau, Chief Executive Officer and a director of Sutter Gold Mining Inc., and a director of Rocky Mountain Gas, Inc. Mr. Herron received an M.B.A. degree from the University of Wyoming after receiving a B.S. degree in Business Administration from the University of Nebraska at Omaha

Don C. Anderson has been a Company director since May 1990. From January 1990 until mid-1993, Mr. Anderson was the Manager of the Geology Department for the Company. Mr. Anderson was Manager of Exploration and Development for Pathfinder Mines Corporation, a major domestic uranium mining and milling corporation, from 1976 until his retirement in 1988. Previously, he was Mine Manager for Pathfinder's predecessor, Utah International, Inc., from 1965 to 1976. He received a B. S. degree in geology from Brigham Young University.

Michael H. Feinstein has been director of the Company since September 2004. Mr. Feinstein is a graduate in 1957 of Wharton School, University of Pennsylvania. He became a CPA in the state of Colorado in 1960. Mr. Feinstein is currently a financial and business consultant and the Director of Taxation for a CPA firm in Scottsdale, AZ, which provides accounting and tax services to small businesses. He has over 40 years of accounting, auditing, and business experience including 25 years of experience as an employee and subsequently a partner for Deloitte & Touche and its predecessors. He has served as a director, CFO and CEO of numerous public and private companies.

H. Russell Fraser has been a director of the Company since 1996 and a director of Rocky Mountain Gas, Inc. since 1999. He is past President and director of American Capital, Inc., the first "A" rated financial guarantee company in New York, New York. Mr. Fraser was chairman of the board and chief executive officer of Fitch Investors Services, L.P. for more than the past five years. Fitch Investors Services, L.P., New York, New York, is a nationwide stock and bond rating and information distribution company. From 1980-1989, Mr. Fraser served as president and chief executive officer of AMBAC, the oldest municipal bond issuer in the United States. In 2005, Mr. Fraser became a director of Ascend Services Limited, a privately held financial guarantee company based in the Cayman Islands.

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Before joining AMBAC, Mr. Fraser was senior vice president and director of fixed-income research at PaineWebber, Inc. While a member of the board of directors at PaineWebber, Mr. Fraser participated in both the corporate and public finance departments and headed PaineWebber's trading and sales for all corporate bond products. Previously, he managed corporate ratings at Standard & Poor's, supervising research analysis of corporate bonds, preferred stock, and commercial paper. Mr. Fraser holds a B.S. in finance and economics from the University of Arizona. He is a member of the Municipal Analysts Group of New York and founder of the Fixed Income Analysts Society.

In August 2004, Mr. Fraser and his wife, and two family companies, filed petitions for reorganization under Chapter 11 of the Bankruptcy Code, due to the impact of health problems in 2004.

Michael Thomas Anderson was appointed to the board of directors on May 23, 2003. Mr. Anderson has run his own accounting and consulting practice since 1993. Prior to that, he was chief financial officer for an operating unit of a Fortune 500 company for eight years. From 1977 to 1985, Mr. Anderson worked in public accounting. He is a member of the AICPA and The Wyoming Society of CPAs. Mr. Anderson holds a B.S. degree in accounting from Brigham Young University.

Filing of Reports Under Section 16(a)

The Company has reviewed reports on Forms 3, 4 and 5 of ownership of common stock in the Company, which have been filed with the SEC in 2004 under Section 16(a) of the Exchange Act in 2003, and has received written representations from the filing persons. Based solely upon review of the reports and representations, one officer reported transactions late; Harold F. Herron (1). We know of no other untimely filings.

Information Concerning Executive Officers Who Are Not Directors, and an Executive Officer and Director of a Subsidiary

The following information is provided pursuant to Item 401 of Reg. S-K, regarding the executive officers of the Company who are not also directors.

Daniel P. Svilar, age 76, has been General Counsel for USE and Crested for more than the past five years. He also is Secretary and a director of Crested, and Secretary of USE. His positions of General Counsel to, and as officers of the companies, are at the will of the board of directors. There are no understandings between Mr. Svilar and any other person pursuant to which he was named as officer or General Counsel. He has no family relationships with any of the other executive officers or directors of USE or Crested. During the past five years, Mr. Svilar has not been involved in any Reg. S-K Item 401(f) proceeding.

Robert Scott Lorimer, age 54, has been Chief Accounting Officer, Chief Financial Officer and Treasurer for both USE and Crested for more than the past five years. Mr. Lorimer also has been their Vice President Finance since April 1998. He serves at the will of the board of directors. There are no understandings between Mr. Lorimer and any other person, pursuant to which he was named as an officer, and he has no family relationship with any of the other executive officers or directors of USE or Crested. During the past five years, he has not been involved in any Reg. S-K Item 401(f) listed proceeding.

Mark J. Larsen, age 42, became the President of RMG on October 15, 2003. He was formerly the Director of Business Development for RMG and since its inception has played a lead role in each of the company's financings, acquisitions, the Carrizo Oil and Gas joint venture, and the formation of Pinnacle Gas Resources, Inc. Mr. Larsen is also the Director of Business Development and Operations Manager for USE. Mr. Larsen is the son of John L. Larsen.

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Executive Compensation

Under a Management Agreement dated August 1, 1981, USE and Crested share certain general and administrative expenses, including compensation of the officers and directors of the companies (but excluding directors' fees) which have been paid through the USECC Joint Venture ("USECC"). Substantially all the work efforts of the officers of USE and Crested are devoted to the business of both companies and to their subsidiary companies.

All personnel of USECC and RMG are employees of USE, in order to utilize the Company's ESOP as an employee benefit mechanism. The Company charges USECC for the direct and indirect costs of its employees for time spent on USECC matters, and USECC charges one-half of that amount to Crested and the Company.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation paid to the Chief Executive Officer USE, and those of the four most highly compensated USE executive officers and Mark J. Larsen, President of RMG, who were paid more than $100,000 cash in the (former) fiscal year ended May 31, 2002, more than $50,000 cash in the fiscal period (seven months) ended December 31, 2002, and more than $100,000 cash in the full years ended December 31, 2003 and 2004. The table includes compensation paid such persons by Crested and other subsidiaries during these periods for such persons' services to such companies.

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SUMMARY COMPENSATION TABLE
						Long Term Compensation
		Annual Compensation				Awards		Payouts
(a)	(b)	(c)	(d)	(e)		(f)		(g)		(h)	(i)
				Other
Name				Annual		Restricted
And				Compen-		Stock				LPIT	All Other
Principal				sation		Award(s)		Options/		Payouts	Compensation
Position	Year	Salary($)	Bonus($)		($)	($)		SARs(#)		($)	($)(1)

John L. Larsen	2004	$ 176,500	$ 14,700	(2)	$-0-	$ 25,700	(6)	125,000		$-0-	$24,300
CEO and	2003	174,500	25,300	(3)	-0-	117,200	(7)	-0-		-0-	22,700
Chairman	2002*	109,500	7,500	(4)	-0-	-0-		97,000	(10)	-0-	11,700
	2002	152,000	18,000	(5)	-0-	78,000	(8)	100,000	(10)	-0-	17,700

Keith G. Larsen	2004	$ 162,000	$ 24,500	(2)	$-0-	$25,700	(6)	125,000		$-0-	$24,300
President and	2003	156,000	40,000	(3)	-0-	62,000	(7)	-0-		-0-	22,700
COO	2002*	90,000	7,200	(4)	-0-	-0-		97,000	(10)	-0-	9,700
	2002	152,300	17,700	(5)	-0-	-0-		100,000	(10)	-0-	17,000

Mark J. Larsen	2004	$ 124,600	$ 23,500	(2)	$-0-	$-0-		125,000		$-0-	$18,100
President of RMG	2003**	120,000	33,300	(3)	-0-	-0-		-0-		-0-	17,400

Daniel P. Svilar	2004	$ 155,100	$ 14,300	(2)	$-0-	$25,700	(6)	125,000		$-0-	$19,500
General Counsel	2003	149,400	24,700	(3)	-0-	103,400	(7)	-0-		-0-	22,700
And Secretary	2002*	86,200	6,900	(4)	-0-	-0-		97,000	(10)	-0-	9,300
	2002	149,400	17,400	(5)	-0-	58,500	(8)	100,000	(10)	-0-	16,700

Harold F. Herron	2994	$ 138,000	$ 13,800	(2)	$-0-	$25,700	(6)	125,000		$-0-	$22,600
Sr. Vice President	2003	106,200	65,700	(3)	-0-	89,600	(7)	-0-		-0-	22,700
	2002*	60,500	27,800	(9)	-0-	-0-		97,000	(10)	-0-	8,800
	2002	99,500	53,600	(9)	-0-	39,000	(8)	100,000	(10)	-0-	15,300

R. Scott Lorimer	2004	$ 141,000	$ 16,400	(2)	$-0-	$25,700	(6)	125,000		$-0-	$23,900
Treasurer and	2003	135,700	24,000	(3)	-0-	89,600	(7)	-0-		-0-	22,700
CRO	2002*	83,500	6,800	(4)	-0-	-0-		97,000	(10)	-0-	9,000
	2002	141,000	17,000	(5)	-0-	39,000	(8)	100,000	(10)	-0-	15,800

*     For seven months June 1, 2002 to December 31, 2002

**    Mr. Larsen became President of RMG on October 15, 2003. Compensation paid to Mr. Larsen as an employee of the Company (not an officer) before that date is not included in the table.

(1)    Dollar values for ESOP contributions.

(2)    Consists of a bonus paid at the successful conclusion of the purchase of the Hi-Pro properties by RMG. The amount paid to each individual in the table was: John L. Larsen $10,000, Keith Larsen $20,000, Daniel P. Svilar $10,000, Harold F. Herron $10,000, R. Scott Lorimer $12,500 and Mark Larsen $20,000. An annual Christmas bonus is also included in this amount.

(3)    Consists of a bonus granted to officers and employees after the conclusion of the formation of Pinnacle Gas and an additional bonus granted to officers and employees after the successful release of a portion of the cash bond for reclamation of the Shootaring Canyon uranium mill and a Christmas bonus. Mr. Herron was instrumental in growing The Brunton Company to the level that it could be sold to a third party. For his efforts

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the Company granted Mr. Herron a bonus which is paid out over several years, ending in August 2004. See note (8) for data on payments prior to 2003.

(4)    Consists of Christmas bonus amounts granted to employees during the seven month period ended December 31, 2002.

(5)    Consists of $10,000 bonus granted to officers and employees after the conclusion of a coalbed methane gas transaction, and a Christmas bonus granted to employees. The Christmas bonus amounts granted for John L. Larsen, Keith G. Larsen, Daniel P. Svilar, Harold F. Herron and Robert Scott Lorimer during the fiscal year ended May 31, 2002 were $8,000, $7,700, $7,400, $6,700 and $7,000, respectively.

(6)    Consists of 10,000 shares issued to each Officer pursuant to the Company’s 2001 Stock Compensation Plan. Under the terms of the plan, each Officer is to receive 10,000 shares of the Company’s common stock or some other portion as approved by the compensation committee. The Company has agreed under the terms of the plan to pay all taxes due. The officer has agreed not to sell these shares to the market or pledge them on obligations until after his (i) retirement; (ii) total disability or (iii) in the case of the death of the officer, his estate may sell the shares of stock.

(7)    Consists 20,000 shares issued to each Officer pursuant to the Company's 2001 Stock Compensation Plan. Under the terms of the plan each Officer is to receive 10,000 shares of the Company's common stock or some other portion as approved by the compensation committee. There were no issuances of shares under the plan during the years ended May 31, 2001 and 2002 or the seven months ended December 31, 2002. The issuance of these shares to the officers was therefore retroactive for the funding of the shares due each officer for 2002 and 2003. The Company has agreed under the terms of the plan to pay all taxes due. The officer has agreed not to sell these shares to the market or pledge them on obligations until after his (i) retirement; (ii) total disability or (iii) in the case of the death of the officer his estate may sell the shares of stock. Also includes shares issued under the 1996 stock award program multiplied by $3.50 (the closing market price on the issue date for the year ending December 31, 2003). These shares are subject to forfeiture on termination of employment, except for retirement, death or disability. If the Company were to pay a stock dividend,dividends would be paid on these shares. The shares issued to each officer were 15,774, 11,830, 7887 and 7887 shares to John L. Larsen, Daniel P. Svilar, Harold F.Herron and Robert Scott Lorimer, respectively. This is the final funding under the Company's 2001 Stock Compensation Plan.

(8)    Consists of shares issued under the 1996 stock award program multiplied by $5.35 and $3.90 (the closing market price on the issue dates for former fiscal years 2001 and 2002 respectively). These shares are subject to forfeiture on termination of employment, except for retirement, death or disability. If the Company were to pay a stock dividend, dividends would be paid on these shares. The following table lists the number of shares issued to each executive each year.

	Number of Shares
Name	2001	2002
John L. Larsen	20,000	20,000
Keith G. Larsen	-0-	-0-
Daniel P. Svilar	15,000	15,000
Harold F. Herron	10,000	10,000
R. Scott Lorimer	10,000	10,000

(9)    Mr. Herron was instrumental in growing The Brunton Company to the level that it could be sold to a third party. For his efforts the Company granted Mr. Herron a bonus which is paid out over several years, ending in August 2004. The amount of the bonus paid was $21,200 and $36,900 for the seven months ended December

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31, 2002, and the fiscal year ended May 31, 2002, respectively. The total bonus paid to Mr. Herron also includes a bonus of $6,600 for the seven months ended December 31, 2002, and $6,700 for fiscal year ended May 31, 2002, respectively, and a $10,000 bonus paid in 2002 to officers and employees after the conclusion of a coalbed methane gas transaction.

(10)    Stock options granted pursuant to the Company's 2001 Incentive Stock Option Plan. See details of the options under "Grants to Executive Officers (Qualified and Nonqualified)" below.

Executive Compensation Plans and Employment Agreements

The Company has adopted a plan to pay the dependents of Messrs. J. Larsen and Svilar amounts equivalent to the salaries they are receiving at the time of their death, for a period of one year after death, and reduced amounts for up to five years thereafter. The amounts to be paid in such subsequent years have not yet been established, but would be established by the boards of directors of the Company and Crested.

Mr. Svilar has an employment agreement with the Company and Crested, which provides for an annual salary in excess of $100,000, with the condition that Mr. Svilar pay an unspecified amount of expenses incurred by him on behalf of the Company and its affiliates. In the event Mr. Svilar's employment is involuntarily terminated, he is to receive an amount equal to the salary he was being paid at termination, for a year. If he should voluntarily terminate his employment, the Company and Crested will pay him that salary for nine months thereafter. The foregoing is in addition to Mr. Svilar's Executive Severance and Non-Compete Agreement with the Company (see below).

In fiscal 1992, the Company signed Executive Severance and Non-Compete Agreements with Messrs. John L. Larsen, Svilar and Lorimer, providing for payment to such person upon termination of his employment with the Company, occurring within three years after a change in control of the Company, of an amount equal to (i) severance pay in an amount equal to three times the average annual compensation over the prior five taxable years ending before change in control, (ii) legal fees and expenses incurred by such persons as a result of termination, and (iii) the difference between market value of securities issuable on exercise of vested options to purchase securities in USE, and the options' exercise price. These Agreements also provide that for the three years following termination, the terminated individual will not compete with USE in most of the western United States in regards to exploration and development activities for uranium, molybdenum, silver or gold. During fiscal 2001, the Company signed similar Agreements with Keith Larsen, Mark Larsen, Richard Larsen (an employee of USE but not an officer or director of USE or its affiliates), and Harold Herron. For such non-compete covenant, such persons will be paid monthly over a three year period an agreed amount for the value of such covenants. These Agreements are intended to benefit the Company's shareholders, by enabling such persons to negotiate with a hostile takeover offer and assist the board of directors concerning the fairness of a takeover, without the distraction of possible tenure insecurity following a change in control. As of this proxy statement, the Company is unaware of any proposed hostile takeover.

The Company and Crested provide all of their employees with certain forms of insurance coverage, including life and health insurance, with the exception of Messrs. John L. Larsen and Daniel P. Svilar. The Company and Crested reimburse Messrs. John Larsen and Svilar for their Medicare supplement premiums. The health insurance plan does not discriminate in favor of executive employees; life insurance of $200,000 is provided to each member of upper management (which includes all persons in the compensation table except Messrs. John L. Larsen and Mr. Svilar), $100,000 of such coverage is provided to middle-management employees, and $90,000 of such coverage is provided to other employees.

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Employee Stock Ownership Plan ("ESOP"). An ESOP has been adopted to encourage ownership of the common stock by employees, and to provide a source of retirement income to them. The ESOP is a combination stock bonus plan and money purchase pension plan. It is expected that the ESOP will continue to invest primarily in the common stock. Messrs. J. Larsen and Herron are the trustees of the ESOP.

Contributions to the stock bonus plan portion of the ESOP are discretionary and are limited to a maximum of 15% of the covered employees' compensation for each accounting year. Contributions to the money purchase pension portion of the ESOP are mandatory (fixed at ten percent of the compensation of covered employees for each year), are not dependent upon profits or the presence of accumulated earnings, and may be made in cash or shares of company's common stock.

The Company made a contribution of 70,439 shares to the ESOP for the twelve months ended December 31, 2004, all of which were contributed under the money purchase pension plan. At the time the shares were contributed, the market price was $2.96 per share, for a total contribution with a market value of $208,500 (which has been funded by the Company). The Company and Crested each are responsible for one-half of that amount. 38,843 of the shares were allocated to the ESOP accounts of the executive officers of the Company and the president of Rocky Mountain Gas, Inc. Additionally, 6,058 shares were allocated to the ESOP accounts of these same individuals from ESOP shares forfeited by terminated employees who were not fully vested.

Employee interests in the ESOP are earned pursuant to a seven year vesting schedule; after three years of service, the employee is vested to 20% of the ESOP account, and thereafter at 20% per year. Any portion which is not vested is forfeited upon termination of employment, other than by retirement, disability, or death.

The maximum loan outstanding during the twelve months ended December 31, 2004 under a loan arrangement between the Company and the ESOP was $927,013 at December 31, 2004. Interest owed by the ESOP was not booked by the Company. Crested pays one-half of the amounts contributed to the ESOP by the Company. Because the loans are expected to be repaid by contributions to the ESOP, Crested may be considered to indirectly owe one-half of the loan amounts to the Company.

401(k) Plan. In first quarter 2004, the Company established a traditional qualified 401(k) plan for employees, by which the Company will match $0.50 for each $1.00 contributed by participating employees, up to an annual $3,000 per employee maximum contribution by the Company. During the twelve months ended December 31, 2004, the Company has contributed $36,900 to this plan. Plan eligibility and vesting rules are uniform for all employees, including executive officers of the Company.

1998 Incentive Stock Option Plan. The Company's 1998 Incentive Stock Option Plan ("1998 ISOP") reserved an aggregate of 3,250,000 shares of common stock for issuance upon exercise of options granted thereunder.

Options expire no later than ten years from the date of grant, and upon termination of employment for cause. Subject to the ten year maximum period, upon termination, unless terminated for cause, options are exercisable for three months or in the case of retirement, disability or death, for one year.

At December 31, 2004 there were 1,464,646 options outstanding. No more options will be issued under the 1998 ISOP.

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2001 Incentive Stock Option Plan ("2001 ISOP"). The 2001 ISOP was approved at the 2001 Annual Meeting of Shareholders meeting, and provides for the issuance of options to purchase up to three million (3,000,000) shares of common stock. The 2001 ISOP was amended in 2004 to provide that the number of shares available for issuance always shall equal 20% of the total shares issued and outstanding at any point in time. The options are intended to qualify under section 422 of the Internal Revenue Code. Options are issued at exercise prices equal to (or for holders of 10% or more of the outstanding stock at the time, 110% of) market price on grant dates, and would vest (become exercisable) at various times as determined by the executive committee and approved by the board of directors. All options are exercisable for cash, or through other means as determined by the executive committee and approved by the board of directors, in accordance with similar plans of public companies.

For information about options, please see the consolidated Financial Statements in the Annual Report for the twelve months ended December 31, 2004. In 2004, options were granted, 12,000 options were cancelled and no previously granted options were exercised. At December 31, 2004, there were 2,659,000 option outstanding under the 2001 ISOP.

Option Grants to Executive Officers in the Twelve Months
Ended December 31, 2004 (Nonqualified)

		Percent
	Number of	of All Options
	Shares Under	Granted to
	Lying Options	Employees	Exercise	Expiration	Grant Date
Name	Granted	in 2004	Price	Date (1)	Pres.Value(2)

John L. Larsen	125,000	9.8%	$2.46	6/30/14	$207,500
Keith G. Larsen	125,000	9.8%	$2.46	6/30/14	$207,500
Harold F. Herron	125,000	9.8%	$2.46	6/30/14	$207,500
Daniel P. Svilar	125,000	9.8%	$2.46	6/30/14	$207,500
R. Scott Lorimer	125,000	9.8%	$2.46	6/30/14	$207,500
Mark G. Larsen*	125,000	9.8%	$2.46	6/30/14	$207,500

* President of Rocky Mountain Gas, Inc.

(1)    Options were granted on July 1, 2004.

(2)    The Black-Scholes option-pricing model was used to determine the grant date present value of the stock options that were granted to the named officer. The following facts and assumptions were used: An exercise price of $2.46 which was equal to the market value of the stock on the grant date (July 1, 2004); a zero dividend yield; expected volatility of 50.8%, risk-free interest rate of 4.82%, and an expected life of 10 years.

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Aggregated Option/SAR Exercises in Last Fiscal Year and
Twelve Months Ended 12/31/04 and Option/SAR Values at 12/31/04

The following table shows options exercised during the twelve months ended December 31, 2004, options outstanding and exercisable at December 31, 2004 and the dollar values for in-the-money options, at December 31, 2004 (closing market price on that date was $2.96).

(a)	(b)	(c)	(d)	(e)	(f)
					Value of
	In Twelve Months Ended 12/31/04		Number of	Number of	In-the-Money
	Shares		Options/SARS	Options/SARs	Options/SARs
	Acquired	Value	at 12/31/04	at 12/31/04	at 12/31/04
Name	on Exercise (#)	Realized($)	Outstanding	Exercisable	Exercisable

John L. Larsen,	-0-	-0-	34,782	34,782	$2,956(1)
CEO	-0-	-0-	77,718	77,718	$74,609(2)
	-0-	-0-	184,400	184,400	$103,264(3)
	-0-	-0-	100,000	100,000	$(94,000(4)
	-0-	-0-	97,000	97,000	$68,870(5)
	-0-	-0-	125,000	-0-	$-0-(6)

Keith G. Larsen	-0-	-0-	34,782	34,782	$2,956(1)
President	-0-	-0-	52,718	52,718	$50,609(2)
	-0-	-0-	298,079	298,079	$166,924(3)
	-0-	-0-	100,000	100,000	$(94,000(4)
	-0-	-0-	52,556	52,556	$37,315(5)
	-0-	-0-	125,000	-0-	$-0-(6)

Harold F. Herron,	-0-	-0-	-0-	-0-	$-0-(1)
Sr. Vice President	-0-	-0-	20,109	20,109	$19,305(2)
	-0-	-0-	27,617	27,617	$15,466(3)
	-0-	-0-	50,000	50,000	$(47,000(4)
	-0-	-0-	26,278	26,278	$18,657(5)
	-0-	-0-	125,000	-0-	$-0-(6)

Daniel P. Svilar	-0-	-0-	34,782	34,782	$2,956(1)
Secretary	-0-	-0-	40,218	40,218	$38,609(2)
	-0-	-0-	121,900	121,900	$68,264(3)
	-0-	-0-	100,000	100,000	$(94,000(4)
	-0-	-0-	97,000	97,000	$68,870(5)
	-0-	-0-	125,000	-0-	$-0-(6)

R. Scott Lorimer	-0-	-0-	-0-	-0-	$-0-(1)
Treasurer	-0-	-0-	40,218	40,218	$38,609(2)
	-0-	-0-	80,233	80,233	$44,930(3)
	-0-	-0-	100,000	100,000	$(94,000(4)
	-0-	-0-	52,556	52,556	$37,315(5)
	-0-	-0-	125,000	-0-	$-0-(6)

Mark J. Larsen	-0-	-0-	27,782	27,782	$2,361(1)
President of RMG	-0-	-0-	-0-	-0-	$-0-(2)
	-0-	-0-	41,248	41,248	$23,099(3)
	-0-	-0-	100,000	100,000	$(94,000(4)
	-0-	-0-	97,000	97,000	$68,870(5)
	-0-	-0-	125,000	-0-	$-0-(6)
_______________

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(1)    Equal to $2.96 the closing market price on December 31, 2004, less $2.875 per share option exercise price, multiplied by all shares exercisable.

(2)    Equal to $2.96, the closing market price on December 31, 2004, less $2.00 per share option exercise price, multiplied by all shares exercisable.

(3)    Equal to $2.96, the closing market price on December 31, 2004, less $2.40 per share option exercise price, multiplied by all shares exercisable.

(4)    Equal to $2.96, the closing market price on December 31, 2004, less $3.90 per share option exercise price, multiplied by all shares exercisable.

(5)    Equal to $2.96, the closing market price on December 31, 2004, less $2.25 per share option exercise price, multiplied by all shares exercisable.

(6)    Equal to $2.96, the closing market price on December 31, 2004, less $2.84 per share option exercise price, multiplied by the number of options exercisable.

1996 Stock Award Program. The Company had an annual incentive compensation arrangement for the issuance of up to 67,000 shares of common stock each year (from 1997 through 2002) to executive officers of the Company, in amounts determined each year based on earnings of the Company for the prior fiscal. A total of 392,536 shares were issued under this plan. The compensation committee did not award any shares under this plan during the seven months ended December 31, 2002; 43,378 shares were issued in 2003 to close out the program. One-half of the compensation expense under the Program was the responsibility of Crested.

Each allocation of shares was determined by the compensation committee; the shares were issued in the name of the officer, and is being earned out (vested) over 5 years, at the rate of 20% as of May 31 of each year following the date of issue. However, none of the vested shares become available to or come under the control of the officer until termination of employment by retirement, death or disability. Upon termination, the share certificates will be released to the officer; until termination, the certificates are held by the Treasurer of the Company. Voting rights are exercised over the shares by the non-employee directors of the Company; dividends or other distributions with respect to the shares will be held by the Treasurer for the benefit of the officers.

The number of shares awarded each year out of such 67,000 shares aggregate limit was determined by the compensation committee.

2001 Stock Compensation Plan. The shareholders approved the 2001 Stock Compensation Plan (the "plan") at the 2001 Annual Shareholders Meeting.

The plan has an initial term of seven years, with up to 10,000 shares of common stock to be issued in January of each year to six individuals (five officers of U.S. Energy Corp: John L. Larsen, Keith G. Larsen, Robert Scott Lorimer, Harold F. Herron, Daniel P. Svilar, and Mark J. Larsen, president and a director of Rocky Mountain Gas, Inc.). The number of shares to be issued in any year is determined by the compensation committee and approved by the independent directors, taking into account our public stock prices at the date of grant and during the prior calendar year, the Company's financial condition and business prospects, and other factors deemed appropriate. The Company pays the income taxes owed by recipients as a result of receipt of the stock.

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The stock recipients have agreed not to sell or transfer such shares during their employment with the Company. As of December 31, 2004, 150,000 shares had been granted under the Plan (30,000 shares each to John L. Larsen, Keith G. Larsen, Robert Scott Lorimer, Harold F. Herron, and Daniel P. Svilar). No shares were issued under the Plan in 2001 or 2002. 20,000 shares were issued to each of the five officers during the twelve months ended December 31, 2003 and 10,000 shares to each during the twelve months ended December 31, 2004. Mark J. Larsen will be first eligible to receive shares under the Plan in 2005.

The 2001 Stock Compensation Plan is now the sole mechanism for compensating management with stock, however options may be granted to management and others under the 2001 ISOP. This plan is designed to reward executives with equity, and encourage them to increase their ownership of the Company and not sell their shares in the market.

Directors' Fees and Other Compensation

The Company pays non-employee directors a fee of $150 per meeting attended. All directors are reimbursed for expenses incurred with attending meetings.

In addition, non-employee directors are compensated for services at $400 per month, payable each year by the issue of shares of USE common stock based on the closing stock market price as of January 15. In 2005, the Company issued 11,475 shares to the non-employee directors (3,104 shares each to Don Anderson, H. Russell Fraser, and Michael T. Anderson, 2,386 to Nick Bebout and 476 shares to Mike Feinstein at an average price of $3.10). This compensation was for services during 2003 and 2004.

Certain Relationships and Related Transactions

Debt Owed by a Director. In the early 1990s, Harold F. Herron, an officer and director, had been living in and caring for a house owned by the Company. In fiscal 1995, Mr. Herron purchased the home for $260,000 (equal to appraised value), and was reimbursed by the Company for $22,830 of leasehold improvements he had made to the property. The Company accepted a promissory note for $112,170 of the purchase price, with 7% annual interest; a payment schedule was entered into and Mr. Herron is current in his payments on the note. This note was a nonrecourse note secured by 30,000 shares of the Company's common stock owned by Mr. Herron. At December 31, 2003, he owed $90,300 on the note. During 2004 he gave up 5,000 shares of the collateral to reduce the debt. Mr. Herron also gave up 5,000 shares of the collateral to reduce the debt in January of 2005. The collateral now consists of 5,000 shares of the Company common stock. The balance under the note at the record date was $30,600.

Family Employment. Three of John L. Larsen's sons, one former son-in-law (Harold F. Herron), and one grandson are employed by the Company or subsidiaries. Collectively, Mr. Larsen and these family members received $844,700 in total compensation for services during the twelve months ended December 31, 2004, including benefits.

Transactions Involving USECC and Crested. The Company and Crested conduct most activities through their equally-owned joint venture USECC. From time to time the Company and Crested advance funds to or make payments on behalf of USECC, which create intercompany debt. The party extending funds is subsequently reimbursed by the other venturer. Crested owed the Company $9,650,900 at December 31, 2004.

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Participation by Officers, Directors and Employees in Stock Ownership of Subsidiaries. Historically, our business strategy has been, and will continue to be, acquiring grass roots and/or developed mineral properties when commodity prices are low (such as they have been, in the past, in natural gas, gold, uranium and molybdenum), then operating, selling, leasing or joint venturing the properties, or selling the companies we set up to hold and explore or develop the properties to other companies in the mineral sector when prices are moving upward.

Typically, projects initially are acquired, financed and operated by USE and Crested in their joint venture. From time to time, some of the projects are later transferred to separate companies organized for that purpose, with the objective of raising capital from an outside source for further development and/or joint venturing with other companies. Examples of this corporate strategy are, for gold properties, Sutter Gold Mining Inc. (formerly Globemin Resources Inc., a publicly traded British Columbia company, which acquired Sutter Gold Mining Company, and then changed its name to Sutter Gold Mining Inc.); and Rocky Mountain Gas, Inc. for coalbed methane gas. Additional subsidiaries have been organized but are not yet active: U.S. Uranium Ltd. for uranium, and U.S. Moly Corp. for molybdenum.

Initial ownership of these subsidiaries is by USE and Crested, with additional stock (plus options) issued by the subsidiary company’s board of directors to the officers, certain of the directors, and employees of USE. Additional stock and/or options may be issued to other persons with experience specifically related to the subsidiary company’s projects. The stock, and the options, will be forfeited if the individual’s employment is terminated for any reason except retirement. The subsidiary stock is issued to officers, directors and employees for nominal cash consideration. The subsidiary ownership percentages will vary, but in general, officers, directors and employees of USE would own not more than 10% (on an initial fully diluted basis, including options), and USE and Crested would own 90%. USE’ and Crested’s participation in that 90% will depend on the properties and funding which each contributes to the subsidiary at inception. Subsequent investments by third parties would dilute the stock ownership of all the initial owners.

On the disposition of a subsidiary company through a merger, sale of assets, or other transaction, the equity positions in subsidiary companies held by officers, directors and employees of USE will be entitled to receive the same consideration (pro rata) as the equity positions of USE, Crested and third party investors; no preferential terms will be accorded to the officers, directors and employees, although in certain instances, some of the individuals might be employed by the acquiring company. If a subsidiary becomes a public company through an underwritten initial public offering, some or all of the equity held by USE, Crested and the individuals might be subject to lock up restrictions for a period of time following the offering. Typically, those lock up restrictions would apply equally (have the same duration) for USE and Crested, and for the officers and directors, although equity held by non-management employees might not be locked up.

The profitability (if any) of the stock in the subsidiaries owned USE, Crested, and the individuals, will not be known until a disposition or a successful public offering occurs. A subsidiary company may be merged, its assets sold, or otherwise disposed of without the transaction being subject to a vote by the shareholders of USE and Crested, in which event the shareholders of USE and Crested would be relying on the judgment of the directors of USE and Crested who do not own stock or hold options to buy stock in the subsidiary.

As of the date of this proxy statement, USE and Crested, and their officers, certain of their directors, and their employees, own stock and options to buy stock in the subsidiaries shown below. Information about subsidiaries, which are not now active or expected to become active in 2005, is not shown.

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•	Rocky Mountain Gas, Inc is owned 49.3% by USE; 39.8% by Crested; 1.9% by Yellowstone Fuels and 9% by individuals. Included in the 9% is 3.5% which is owned by officers and some of the directors of USE and Crested, by the president and a director of RMG (Mark J. Larsen), and by Tom Swank (a director of RMG)). As of April 11, 2005, Rocky Mountain Gas, Inc. (“RMG”), U.S. Energy Corp. (“USE”), and Crested Corp. (“Crested”) entered into a Pre-Acquisition Agreement (the “agreement”) with Enterra Energy Trust (“Enterra,” an open-ended unincorporated trust governed by the laws of the Province of Alberta, Canada) for the acquisition by Enterra of all the outstanding stock of RMG, for $20,000,000, subject to a minor adjustment.

Please note that the following discussion assumes the current agreement is closed. The proposed acquisition may be re-structured with Enterra as a purchase of RMG assets to reduce income taxes, or for other business reasons. In addition, the percentage ownerships of RMG held by USE, Crested, Yellowstone Fuels, and by employees (and certain officers and directors of USE and RMG) may change due to settlement of inter-company obligations (RMG owes approximately $7,000,000 to USE and Crested). The mechanism by which the assignment of the minority equity interest in Pinnacle Gas Resources, Inc. to USE and Crested also may cause changes to the percentage ownerships.

Closing of the acquisition is subject to approval of the agreement by the RMG shareholders, and to satisfaction of other conditions. The independent directors of USE, and the board of directors of Crested, have approved the agreement; the shareholders of neither USE nor Crested will be asked to vote on the agreement. If the acquisition is closed, Enterra will pay $20,000,000 to the RMG shareholders, in proportion to their ownership of RMG common stock, in the amounts of $6,000,000 cash and $14,000,000 in exchangeable shares of one of the subsidiary companies of Enterra. The shares will be exchangeable for units of Enterra (on a one-for-one basis) twelve months after closing of the acquisition. The Enterra units are traded on the Toronto Stock Exchange (“ENT.UN”) and on Nasdaq (“EENC”); the exchangeable shares will not be traded. RMG would be acquired with debt (approximately $3,500,000 at December 31, 2004) owed to its mezzanine lenders as of the closing of the acquisition.

If the acquisition is closed pursuant to the existing agreement, those officers and directors of USE and Crested who own stock in RMG, Mark J. Larsen (president and a director of RMG), and Tom Swank (a director of RMG) will receive the following amounts (cash and the value of the Enterra trust units, when issued in exchange) in proportion to their percentage ownership of RMG stock: John L. Larsen ($138,766); Keith G. Larsen ($193,218); Harold F. Herron ($91,342); Don Anderson ($8,784); H. Russell Fraser ($17,565); Robert Scott Lorimer ($105,394); Daniel P. Svilar ($110,662); Mark J. Larsen ($80,799); Richard Larsen ($80,799) and Tom Swank ($17,565). These amounts will vary depending on the market value of the units when sold; the units are valued, only for purposes of the foregoing disclosures, at $19.00 per unit.

RMG’s minority equity ownership of Pinnacle Gas Resources, Inc. will not be included in the acquisition, but will be assigned to USE and Crested in proportion to their ownership of RMG. Enterra will be entitled to be paid by USE an amount of up to (but not more than) $2,000,000, if proceeds from a future disposition by USE and Crested to a third party of the minority equity interest in Pinnacle exceed $10,000,000. Currently, we have no information about whether or when Pinnacle might become a public company or might be purchased by third parties. The value of the minority equity position upon a future disposition could be more or less than $10,000,000.

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The boards of directors of RMG, USE and Crested each have determined that the value of RMG’s minority equity interest in Pinnacle, as of the date this proxy statement is mailed, is approximately $6,251,250, based on Pinnacle’s recent sales of equity to its shareholders (RMG did not participate in those sales).

To compensate the minority shareholders of RMG (including officers, directors, and employees of USE and Crested, and Mark J. Larsen, president and a director of RMG, and Tom Swank (a director of RMG)) for their pro rata 9% ($562,612) of the $6,251,250 value of the minority Pinnacle interest to be transferred to USE and Crested, the boards of directors of USE and Crested have determined that USE will issue restricted shares of USE to the minority shareholders of RMG, in proportion to their percentage ownership in RMG owned on the date the acquisition is closed. These USE shares will be valued at the Nasdaq Official Close Price at a date to be selected, anticipated to be in the third quarter of 2005. The value to be paid to minority shareholders is included in the amounts discussed above to be paid to officers and directors.

More information about RMG is contained in USE’ Annual Report on Form 10-K, and the agreement with Enterra is an exhibit to that Report.

•	U.S. Uranium Ltd. (“USUL”) has issued options to purchase a total of 3,080,000 shares of common stock, at an exercise price of $0.25 per share, to officers, directors and employees of USE and Crested. All these warrants have a 10 year life and vest at the rate of 20% for 5 years. USUL will issue stock to these individuals in 2005 for nominal cash consideration, and will issue stock to USE and Crested for certain uranium properties to be transferred into USUL in 2005. The percentage ownership of USE and Crested is expected to be approximately 90% on a combined basis, after the properties are transferred. USUL has not yet commenced operations and the uranium properties to be transferred into USUL have not yet been identified.

•	U.S. Moly Corp. (“Moly”) has issued options to purchase a total of 3,080,000 shares of common stock, at an exercise price of $0.25 per share, to officers, directors and employees of USE and Crested. All these warrants have a 10 year life and vest at the rate of 20% for 5 years. Moly will issue stock to these individuals in 2005 for nominal cash consideration, and will issue stock to USE and Crested for certain molybdenum properties located in Colorado, to be transferred into Moly in 2005, along with other rights and obligations associated with those properties. The percentage ownership of USE and Crested is expected to be approximately 90% on a combined basis, after the properties are transferred. Moly has not yet commenced operations.

•	Sutter Gold Mining Inc. (“SGMI”) is owned 64.2% by USE; 1.5% by Crested; and 4% by officers and some of the directors of USE and Crested, and by the president and a director of RMG (Mark J. Larsen). Options to purchase 710,000 shares are held by officers and directors of USE and Crested, and by the president and a director of RMG (Mark J. Larsen). SGMI has agreed to cancel all of these options, subject to officer and director consent. SGMI has resumed exploration activities on its gold property in California. More information about SGMI is contained in USE’ Annual Report on Form 10-K.

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Proposal 2 Ratification of the Appointment of Independent Auditors

The board of directors seeks shareholder ratification of the board's appointment of Epstein, Weber & Conover, PLC, Scottsdale, Arizona, certified public accountants, to act as the auditors of our financial statements for the year ending December 31, 2005. The audit committee has recommended that the board retain this auditing firm for 2005, which audited our financial statements for the year ended December 31, 2004. The board has not determined what action, if any, would be taken should the appointment of Epstein, Weber & Conover, PLC not be ratified at the meeting.

Grant Thornton (“GT”) audited our financial statements for the year ended December 31, 2003, the (former) fiscal year ended May 31, 2002 and the seven month period ended December 31, 2002. On December 17, 2004, the Company dismissed GT and engaged Epstein, Weber & Conover, PLC to audit the financial statements for the year ended December 31, 2004.

GT’s audit report on the financial statements for the year ended December 31, 2003, the seven months ended December 31, 2002, and the (former) fiscal year ended May 31, 2002, contained a qualification of uncertainty as to whether the Company would continue as a going concern. The audit report did not contain an adverse opinion or a disclaimer of opinion, and was not otherwise qualified or modified as to audit scope or accounting principles. Epstein, Weber & Conover, PLC’s audit report on the financial statements for the year ended December 31, 2004, also contained a qualification of uncertainty as to whether the Company will continue as a going concern.

The decision to change GT as the audit firms was recommended by the Company’s audit committee, and approved by that committee and the board of directors.

There has not been, during the two most recent fiscal years, or during any subsequent interim period preceding the change of audit firms, any disagreement with GT on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of GT, would have caused it to make reference to the subject matter of the disagreement in connection with its report.

In addition, during the two most recent fiscal years, there were no disagreements between the Company and GT which constituted “reportable events” under item 304(a)(1)(v) of Regulation S-K. Disclosure of such “reportable events” would be required even if the Company and GT did not express a difference of opinion regarding the event.

Principal Accounting Fees and Services

Grant Thornton LLP billed us as follows for the years ended December 31, 2004 and 2003. Grant Thornton was dismissed as the Company’s audit firm in December 2004. The information does not include fees paid to the new audit firm (Epstein, Weber & Conover, PLC) in late 2004.

	Year ended December 31,
	2004	2003

Audit fees (a)	$115,300	$80,100
Audit-related fees(b)	$27,200	$--
Tax fees(c )	$33,700	$15,800
All other fees(d)	$40,400	$13,100

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(a)    Includes fees for audit of the annual financial statements and review of quarterly financial information filed with the Securities and Exchange Commission.

(b)    For assurance and related services that were reasonably related to the performance of the audit or review of the financial statements, which fees are not included in the Audit Fees category. The Company had no Audit-Related Fees for the periods ended December 31, 2004 and 2003.

(c)    For tax compliance, tax advice, and tax planning services, relating to any and all federal and state tax returns as necessary for the years ended December 31, 2004 and 2003.

(d)    For services in respect of other reports required to be filed by the SEC and other agencies.

The audit committee approves the terms of engagement before we engage the audit firm for audit and non-audit services, except as to engagements for services outside the scope of the original terms, in which instances the services have been provided pursuant to pre-approval policies and procedures, established by the audit committee. These pre-approval policies and procedures are detailed as to the category of service and the audit committee is kept informed of each service provided. These policies and procedures, and the work performed pursuant thereto, do not include delegation any delegation to management of the audit committee's responsibilities under the Securities Exchange Act of 1934.

This approval process was used with respect to the engagement of Grant Thornton for the 2002 and 2003, and with respect for the appointment of the new audit firm Epsetin Weber & Conover for the audit of the 2004 financial statements and related services.

The percentage of services provided for Audit-Related Fees, Tax Fees and All Other Fees for 2004 (and 2003), all provided pursuant to the audit committee’s pre-approval policies and procedures, were: Audit-Related Fees 66% (74%); Tax Fees 16% (14%); and All Other Fees 18% (12%).

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Relationship with Independent Accountants

Epstein, Weber & Conover, PLC has audited the Company's financial statements for the twelve months ended December 31, 2004. A representative of Epstein, Weber & Conover will be present at the meeting in person or by telephone to respond to appropriate questions, and will be provided the opportunity to make a statement at the meeting. There have been no disagreements between the Company and Epstein, Weber & Conover, PLC, concerning any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which were not resolved to the satisfaction of that firm.

Copies of Our Form 10-K

Promptly upon receiving a request from any shareholder, without charge we will send to the requester a copy of our Annual Report on Form 10-K for the twelve months ended December 31, 2004, with exhibits, as filed with the Securities and Exchange Commission. Please address your request to Daniel P. Svilar, Secretary, at U.S. Energy Corp., 877 North 8th West, Riverton, Wyoming 82501. You also may call or fax him at T 307.856.9271, F 307.857.3050.

Exhibit Index

Exhibit No.    Description of Exhibit
99.1                                                              Certification by Audit Committee

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PROXY               U.S. ENERGY CORP.                                PROXY

KNOW ALL PERSONS: That the undersigned shareholder of U.S. Energy Corp. (the "Company") in the amount noted below, hereby constitutes and appoints Messrs. John L. Larsen and Harold F. Herron, or either of them with full power of substitution, as attorneys and proxies, to appear, attend and vote all of the shares of stock standing in the name of the undersigned at the Annual Meeting of the Company's shareholders to be held at the Company's Offices at 877 North 8th West, Riverton, Wyoming 82501 on Friday, July 22, 2005 at 10:00 a.m., local time, or at any adjournments thereof upon the following:

THE PROXIES WILL VOTE: (1) AS YOU SPECIFY ON THIS CARD; (2) AS THE BOARD OF DIRECTORS RECOMMENDS WHERE YOU DO NOT SPECIFY YOUR VOTE ON A MATTER LISTED ON THIS CARD, AND (3) AS THE PROXIES DECIDE ON ANY OTHER MATTER. The
Board of Directors Recommends You Vote in Favor of the Nominees and in Favor the Selection of Independent Auditors.

If you wish to vote on all matters as the Board of Director recommends, please sign, date and return this card. If you wish to vote on items individually, please also mark the appropriate boxes below.

INSTRUCTION: Mark only one box to each item.

1.    Election of Directors:

[]    FOR the nominee     []    ABSTAIN
Michael H. Feinstein ______                                           Michael H. Feinstein ______

[]    FOR the nominee     []    ABSTAIN
H. Russell Fraser ______                                               H. Russell Fraser ______

                                          []    FOR the nominee     []    ABSTAIN
Don C. Anderson ______                                               Don C. Anderson ______

IN THE VOTING FOR DIRECTORS, YOU HAVE THE OPTION: To vote for some nominees(s), but abstain from voting for other nominee(s). To do so, (1) check the FOR box, and (2) draw a line through the name of the nominee(s) you want to abstain from. To abstain from voting for all nominees, check the ABSTAIN box and do not draw a line through any name.
OR,
To vote for nominees by cumulating your votes, follow these steps: (1) check the FOR box; (2) multiply the number of shares you hold times 2; and (3) print the number of votes you want to cast on the line next to the nominee(s) you want to vote for, and draw a line through the nominee(s) you do not want to vote for. You may cast your votes for one nominee, or you may distribute your votes among the nominees as you wish. The total votes cast must equal the total number of shares you hold, multiplied by 3.

2.     Ratification of appointment of Epstein, Weber & Conover, PLC as independent auditors for the current fiscal year.

[] FOR the appointment                                                                         [] AGAINST the appointment                             [] ABSTAIN

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PROXY               U.S. ENERGY CORP.                                       PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. THE SHARES REPRESENTED HEREBY WILL BE VOTED AS PROVIDED ON THE REVERSE SIDE.

Sign your name exactly as it appears on the mailing label below. It is important to return this Proxy properly signed in order to exercise your right to vote, if you do not attend in person. When signing as an attorney, executor, administrator, trustee, guardian, corporate officer, etc., indicate your full title as such.

                                                                                                ___________________________________________
(Sign on this line - joint holders may sign appropriately)

é                                                                                   ù    _________________      _______________________
(Date)            (Number of Shares)
PLEASE NOTE: Please sign, date and place this Proxy in the enclosed self-addressed, postage prepaid envelope and deposit it in the mail as soon as possible.
Please check if you are planning to attend the meeting [];

      ë                                                                                    û   If the address on the mailing label is not correct, please provide the correct address in the following space.

                                                                                                ___________________________________________

                                                                                                ___________________________________________

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